Filed Pursuant to Rule 424(b)(2)

Registration No. 333-277211

June 18, 2024

PRICING SUPPLEMENT

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024

and Stock-Linked Underlying Supplement dated February 21, 2024)

Structured Investments	HSBC USA Inc. $1,500,000 Buffered Return Enhanced Notes Linked to the Common Stock of NVIDIA Corporation, due July 7, 2025 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing July 7, 2025.
•	Minimum denominations of $10,000 and integral multiples of $10,000 in excess thereof.
•	Any payment on the Notes is subject to the Issuer’s credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The common stock of NVIDIA Corporation (the “Reference Asset Issuer”) (Ticker: “NVDA”)
Principal Amount:	$10,000 per Note
Trade Date:	June 18, 2024
Pricing Date:	June 14, 2024
Original Issue Date:	June 21, 2024
Final Valuation Date:	July 1, 2025, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	July 7, 2025. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
If the Reference Return is greater than 0.00%, you will receive an amount equal to the lesser of:
(a) $10,000 + [$10,000 x (Reference Return x Upside Participation Rate)], and
(b) $10,000 + ($10,000 x Maximum Return).
If the Reference Return is equal to or less than 0.00% but greater than or equal to the Buffer Amount, you will receive $10,000.
If the Reference Return is less than the Buffer Amount, you will receive the Physical Delivery Amount in shares of the Reference Asset. You will lose approximately 1.2180% of the Principal Amount for each 1% that the Reference Return is below the Buffer Amount, and you may lose up to 100% of your entire investment.
Physical Delivery Amount:

A number of shares of the Reference Asset calculated as follows:

Downside Leverage Factor

Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.

Upside Participation Rate:	150.00%
Maximum Return:	45.00%
Buffer Amount:	-17.90%
Downside Leverage Factor:	100/82.10, which is equal to approximately 1.2180.
Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	$132.0348, which was an intra-day price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Prices of the Reference Asset on the Final Valuation Date, as determined by the Calculation Agent.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40428HF23 / US40428HF231
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 9 of this pricing supplement.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes.

The Estimated Initial Value of the Notes on the Trade Date is and $9,963.00 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$10,000.00	$100.00	$9,900.00
Total	$1,500,000.00	$15,000.00	$1,485,000.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

June 18, 2024

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Stock-Linked Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

•	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

•	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

•	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase moderately over the term of the Notes.

•	You are willing to invest in the Notes based on the Maximum Return of 45.00%, which may limit your return at maturity.

•	You are willing to make an investment that is exposed to the Downside Leverage Factor of approximately 1.2180x for each percentage point that the Reference Return is less than -17.90% and you understand that the leverage factor may magnify your losses up to a 100% loss of your investment.

•	You are willing to forgo dividends or other distributions paid to holders of the Reference Asset.

•	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the Notes to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

•	You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

•	You are unwilling to invest in the Notes based on the Maximum Return of 45.00%, which may limit your return at maturity.

•	You are unwilling to make an investment that is exposed to the Downside Leverage Factor of approximately 1.2180x for each percentage point that the Reference Return is below -17.90%, up to a 100% loss of your investment.

•	You seek an investment that provides full return of principal.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You prefer to receive the dividends or other distributions paid to the holders of the Reference Asset.
•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the Notes to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to receive enhanced returns at maturity by multiplying a positive Reference Return by the Upside Participation Rate of 150.00%, up to the Maximum Return on the Notes of 45.00%, or a maximum Payment at Maturity of $14,500.00 for every $10,000 Principal Amount. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Final Price is not less than the Initial Price by more than 17.90%. If the price of the Reference Asset decreases by more than 17.90%, you will lose approximately 1.2180% of the Principal Amount for every 1% decrease in the price of the Reference Asset by more than 17.90%. If the Reference Return is -100.00%, you will lose your entire investment.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

Risks Relating to the Structure or Features of the Notes

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a leveraged basis to any decrease in the Final Price of the Reference Asset as compared to the Initial Price by more than 17.90%. You may lose up to 100.00% of your investment.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE PRICE OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE FINAL VALUATION DATE — The Final Price will be the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the Price of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Price is greater than the Initial Price, for each $10,000 Principal Amount you hold, you will receive at maturity $10,000 plus an additional amount that will not exceed the Maximum Return of 45.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum Return.

•	IF THE PHYSICAL DELIVERY AMOUNT WILL BE PAID ON THE NOTES, YOU WILL BE SUBJECT TO THE PRICE FLUCTUATION OF THE REFERENCE ASSET AFTER THE FINAL VALUATION DATE — If the Final Price has decreased from the Initial Price by more than 17.90%, we will deliver to you at maturity the Physical Delivery Amount in shares of the Reference Asset. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Reference Asset or that there will be liquidity in that trading market.

Risks Relating to the Reference Asset

•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUER — We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	In some circumstances, the payment you receive on the Notes may be partially based on the SHARES of a company other than the reference asset — Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the shares of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Additional Terms of the Notes—Antidilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.

General Risk Factors

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE TRADE DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities

(USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the price of the Reference Asset and the value of the Notes.

•	THERE IS LIMITED ANTI-DILUTION PROTECTION — The Calculation Agent will adjust the Official Closing Price of the Reference Asset, which will affect the Reference Return and, consequently, the Payment at Maturity, for certain events affecting the Reference Asset, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the price of the Reference Asset, the market price of the Notes may be materially and adversely affected. See “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement

•	The Notes are Not Insured or guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	The HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the price of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10,000 Principal Amount to $10,000. The hypothetical total returns set forth below reflect the Buffer Amount of -17.90%, the Downside Leverage Factor of 100/82.10, the Upside Participation Rate of 150.00%, and the Maximum Return of 45.00%, and assume an Initial Price of $100.00. The actual Initial Price is set forth on the cover hereof. The hypothetical total returns set forth below are for illustrative purposes only, and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Total Return on the Notes
$200.00	100.00%	$14,500.00	45.00%
$170.00	70.00%	$14,500.00	45.00%
$160.00	60.00%	$14,500.00	45.00%
$150.00	50.00%	$14,500.00	45.00%
$140.00	40.00%	$14,500.00	45.00%
$130.00	30.00%	$14,500.00	45.00%
$120.00	20.00%	$13,000.00	30.00%
$110.00	10.00%	$11,500.00	15.00%
$105.00	5.00%	$10,750.00	7.50%
$102.50	2.50%	$10,375.00	3.75%
$101.00	1.00%	$10,150.00	1.50%
$100.00	0.00%	$10,000.00	0.00%
$99.00	-1.00%	$10,000.00	0.00%
$95.00	-5.00%	$10,000.00	0.00%
$90.00	-10.00%	$10,000.00	0.00%
$82.10	-17.90%	$10,000.00	0.00%
$80.00	-20.00%	121.80 shares	-2.5579%
$70.00	-30.00%	121.80 shares	-14.7381%
$60.00	-40.00%	121.80 shares	-26.9184%
$50.00	-50.00%	121.80 shares	-39.0987%
$40.00	-60.00%	121.80 shares	-51.2789%
$30.00	-70.00%	121.80 shares	-63.4592%
$20.00	-80.00%	121.80 shares	-75.6395%
$10.00	-90.00%	121.80 shares	-87.8197%
$0.00	-100.00%	121.80 shares	-100.0000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain of the total returns set forth in the table above are calculated.

Example 1: The price of the Reference Asset increases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $110.00. Because the hypothetical Final Price of $110.00 is greater than the hypothetical Initial Price of $100.00 and the Reference Return of 10.00% multiplied by the Upside Participation Rate of 150.00% does not exceed the Maximum Return of 45.00%, the investor receives a Payment at Maturity of $11,500.00 per $10,000 in Principal Amount, calculated as follows:

$10,000 + [$10,000 × (10.00% × 150.00%)] = $11,500.00

Example 2: The price of the Reference Asset increases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $150.00. Because the hypothetical Final Price of $150.00 is greater than the hypothetical Initial Price of $100.00 and the Reference Return of 50.00% multiplied by the Upside Participation Rate of 150.00% exceeds the Maximum Return of 45.00%, the investor receives a Payment at Maturity of $14,500.00 per $10,000 in Principal Amount, calculated as follows:

$10,000 + ($10,000 × 45.00%) = $14,500.00

Example 3: The price of the Reference Asset decreases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $95.00. Because the hypothetical Final Price of $95.00 is less than the hypothetical Initial Price of $100.00 but not by more than 17.90%, the investor receives a Payment at Maturity of $10,000.00 per $10,000 in Principal Amount.

Example 4: The price of the Reference Asset decreases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $50.00. Because the hypothetical Reference Return of -50.00% is less than the Buffer Amount of -17.90%, you will receive the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount = Principal Amount/Initial Price X Downside Leverage Factor

= $10,000.00/$100.00 = 100 shares of the Reference Asset X 1.2180.

In this example, you will receive 121.80 shares of the Reference Asset subject to cash payment for the fractional share amount.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy shares of the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of the information about the Reference Asset that is contained in this pricing supplement. You should make your own investigation into the Reference Asset.

Description of NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The Company offers products that provides interactive 3D graphics to the mainstream personal computer market. The shares of common stock of the Company trade and are listed on the NASDAQ under the symbol "NVDA.”

Historical Performance of the Reference Asset

The graph below illustrates the performance of the Reference Asset from June 18, 2014 through June 18, 2024, based on closing price information from the Bloomberg Professional® service (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg. Past performance of the Reference Asset is not indicative of its future performance.

Historical Performance of NVIDIA Corporation

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the five trading days preceding the date of acceleration will be used as the Averaging Dates for purposes of determining the accelerated Reference Return (including the Final Price). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee of $100.00 per $10,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes. If upon maturity of the Notes, you receive shares of the Reference Asset (the “Underlying Shares”) and cash in lieu of any fractional Underlying Share, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset Issuer were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you, if any, if the Reference Asset Issuer is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.